Pear Tree Fund 485BPOS

Exhibit 99.28(d)(1)hhh

PEAR TREE FUNDS

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

 (For the period August 1, 2025 through July 31, 2026)

This Amended and Restated Expense Limitation Agreement (this “Agreement”) amends and restates the Expense Limitation Agreement previously entered into between Pear Tree Advisors, Inc.(the “Manager”) and Pear Tree Funds (the “Trust”), effective August 1, 2025. This Agreement is to approve the extension of the expense limitation period applicable to the funds identified on Schedule B through July 31, 2026.

The Manager serves as the investment manager to those separate series of the Trust, pursuant to the Amended and Restated Management Contract dated May 1, 2008, as amended (the “Management Contract”), between the Manager and the Trust.

With respect to each of those separate series of the Trust identified on Schedule A (a “Fund A”), for the period August 1, 2025 through July 31, 2026 (with respect to each separate series, the “Reimbursement Period A”), the Manager shall reimburse the Fund its expenses to the extent necessary for the Fund to maintain the total net annual operating expenses (other than “extraordinary expenses” as defined in Form N-1A, Item 3, Instruction 3(c)(ii)) specified for the class of shares of the Fund listed on Schedule A. With respect to each of those separate series of the Trust identified on Schedule B (a “Fund B”), for the period August 1, 2024 through July 31, 2026 (with respect to each separate series, the “Reimbursement Period B”), the Manager shall reimburse the Fund its expenses to the extent necessary for the Fund to maintain the total net annual operating expenses (other than “extraordinary expenses” as defined in Form N-1A, Item 3, Instruction 3(c)(ii)) specified for the class of shares of the Fund listed on Schedule B.

Any amounts reimbursed a Fund by the Manager, as required under the terms of this Agreement, are not subject to recoupment by the Manager.

This Agreement only may be rescinded, amended or modified, and the Reimbursement Period terminated, in whole or in part, without further obligation by the Manager at such time and on such terms as may be determined by the Trustees, including a majority of those Trustees who are not “interested persons” of the Trust, as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Notwithstanding the foregoing, this Agreement shall terminate immediately with respect to any Fund if the Management Contract is terminated with respect to such Fund.

PEAR TREE ADVISORS, INC.

By:	Marc Griffin
Marc Griffin, President

Date: March 25, 2026

Exhibit 99.28(d)(1)hhh

Agreed and Accepted:

PEAR TREE FUNDS

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

Date: March 25, 2026

SCHEDULE A (expire July 31, 2026)

Fund Name	Ordinary Shares (% of net assets)	Institutional Shares (% of net assets)	R6 Shares (% of net assets)
Pear Tree Polaris Foreign Value Fund	N/A	N/A	0.94
Pear Tree Quality Fund	N/A	0.79	N/A

SCHEDULE B (expire July 31, 2026)

Fund Name	Ordinary Shares (% of net assets)	Institutional Shares (% of net assets)	R6 Shares (% of net assets)
Pear Tree Polaris Small Cap Value Fund	N/A	0.99	0.96
Pear Tree Quality Fund	N/A	N/A	0.64
Pear Tree Polaris International Opportunities Fund	N/A	0.99	0.96